                                 [LETTERHEAD]

NEWS RELEASE
------------

CONTACT:  Mark Ravich
          (612) 533-1169

FOR IMMEDIATE RELEASE

UNIVERSAL INTERNATIONAL, INC. ANNOUNCES RETENTION OF PRICE
WATERHOUSE L.L.P. WITH RESPECT TO PROPOSED ACQUISITION

(Minneapolis, MN) May 7, 1997 - Universal International, Inc. today announced that it has retained Price Waterhouse L.L.P. to assist in raising equity from investors to finance the previously announced agreement to purchase certain assets and leases of Perry Brothers, Inc. ("Perry") of Lufkin, TX. The proposed acquisition involves approximately 90 retail locations and the warehouse of Perry. Substantially all of the stores are located in Texas. Universal intends to convert these stores into close-out stores similar to the Company's Only Deals store concept. Management believes Perry has attractive real estate locations and that the Company presently has the infrastructure necessary to manage an enlarged store base.

The Company is seeking approximately $12 million of equity financing to complete the purchase of Perry and expects to accomplish this by offering a significant equity interest in Universal.

Price Waterhouse L.L.P. is a leading worldwide organization of financial professionals providing a wide variety of auditing, tax advisory and management consulting services through 450 offices located in 115 countries.

For additional information interested parties should contact Mark Ravich at 612-533-1169.

Universal International, Inc. buys and sells quality "close-out" merchandise in both its wholesale business and its Only Deals and Odd's-N-End's retail store chains. Through its subsidiary, Universal Asset-Based Services, Inc., it also provides inventory valuation and liquidation services. Universal International, Inc.'s shares are traded on The NASDAQ Stock Market under the symbol UNIV.